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                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges
(all amounts except ratios are shown in millions)

                                                                  Three months            Three months
                                                                     ended                    ended
                                                                 March 31, 2005          March 31, 2004
                                                                 --------------          --------------
Income from continuing operations before
 income taxes and minority interest losses                         $   11.0                  $  67.6

Less:  Equity in earnings of 50%-or-less owned
 companies                                                             (1.8)                    (2.1)

Add:  Fixed charges net of capitalized interest                        10.0                      9.2

Add: Amortization expense of previously capitalized
 interest                                                               0.3                      0.3
                                                                   --------                  -------
Total earnings                                                     $   19.5                  $  75.0

Fixed charges                                                          10.0                      9.2

Ratio of earnings to fixed charges                                      2.0                      8.2
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